Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Springleaf Holdings, Inc. of our report dated April 8, 2013, except for the effects of the corrections to amounts previously reported as discussed in Note 2 and the addition of Earnings Per Share information in Note 18, as to which the date is August 15, 2013, and except for the effects of the reorganization, the conversion of common interests into common shares and the common share stock split described in Note 1, as to which the date is October 11, 2013 and our report dated March 30, 2011, except for the effects of the reorganization, the conversion of common interests into common shares and the common share split described in Note 1, as to which the date is October 11, 2013, relating to the financial statements of Springleaf Holdings, Inc., which is included in Amendment No. 4 to the Registration Statement on Form S-1 (No. 333-190653) filed October 11, 2013. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

October 15, 2013